 Appendix II

LEUCADIA NATIONAL CORPORATION

1999 Directors' Stock Compensation Plan

As Amended and Restated July 25, 2013

           1.  PURPOSE; PLAN BACKGROUND.

1.1  PURPOSE.  The purpose of this 1999 Directors' Stock Compensation Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing a means to attract, retain and compensate certain non-employee directors and to enable such persons to increase their proprietary interest in the Company.  In furtherance of this purpose, the Plan provides for periodic grants of Options, Deferred Shares or Restricted Stock (as defined below), the opportunity for a director to elect deferred forms of compensation in lieu of cash fees for service as a director, including Deferred Shares and deferred cash, and the opportunity to defer delivery of shares deliverable in settlement of other awards.

1.2  PLAN BACKGROUND.  The Plan was originally adopted by Jefferies Group, Inc.’s Predecessor (as defined below) and effective April 20, 1999, the date at which the Predecessor’s stockholders approved the Plan. The Plan, as amended and restated, was assumed by the Company on March 1, 2013, in connection with the Merger Transactions, as described in Section 11.2(b) and subject to Section 11.2(c). Terms and conditions of awards and participation in the Plan for periods prior to the Merger Transactions were established and governed by the terms and conditions of the Plan as then in effect.

2.  DEFINITIONS.  In addition to the terms defined in Section 1, the following terms shall be defined as set forth below:

2.1 “Administrator” means the administrative committee specified in Section 3.2 to whom the Board has delegated the authority to take action under the Plan.

2.2 “Beneficiary” means the person(s) or trust(s) which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Administrator to receive the benefits specified under the Plan upon such Participant's death.  If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such benefits.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended, including regulations thereunder and successor provisions and regulations thereto.

2.5 “Company” means Leucadia National Corporation, a New York corporation.

2.6 “Deferral Account” means the account or accounts established and maintained by the Company or Jefferies for Deferred Shares credited under Sections 7 and 8 and deferred cash credited under Section 8; provided, however, that deferred cash amounts credited before the Company’s assumption of the Plan or credited by Jefferies thereafter are credited to subaccounts established and maintained by Jefferies which subaccounts are the exclusive obligations of Jefferies and not an obligation of the Company.  A Deferral Account shall include one or more subaccounts, including a Deferred Share Account for forfeitable Deferred Shares under Section 7, a Deferred Share

Account for Deferred Shares that have become nonforfeitable under Section 7 or that are at all times nonforfeitable under Section 8.3, a Deferred Share Account for Deferred Shares resulting from Option exercises (previously authorized under Section 9), and a Deferred Cash Account described in Section 8.4 (including the Jefferies subaccount).  The Deferral Account also includes two subaccounts for purposes of complying with Code Section 409A:  The “Grandfathered Account” is that portion of the Deferral Account (and subaccounts) resulting from deferrals of compensation that was vested before 2005, except for any designated deferred compensation which the Company or Jefferies has caused to be not grandfathered for purposes of Code Section 409A.  The “2005-and-Later Account” is the remaining portion of the Deferral Account (and subaccounts) which is not “grandfathered” for purposes of Code Section 409A.  The Deferral Account and subaccounts, and Deferred Shares and deferred cash credited thereto, will be maintained solely as bookkeeping entries by the Company and Jefferies to evidence unfunded obligations of the Company or, in the case of the subaccount maintained by Jefferies, of Jefferies.

2.7 “Deferred Share” means a credit to a Participant's Deferred Share Account under Section 7 or 8 which represents the right to receive one Share upon settlement of such Account.  Deferred Shares granted under Section 7 may be designated as “Restricted Stock Units.”

2.8 “Disability” means a Participant's Termination of Service due to a physical or mental incapacity of long duration which renders the Participant unable to perform the duties of a director of the Company or Jefferies.

2.9 “Exchange Act” means the Securities Exchange Act of 1934, as amended, including rules thereunder and successor provisions and rules thereto.

2.10 “Fair Market Value,” means, with respect to Shares, the fair market value of such Shares determined by such methods or procedures as shall be established from time to time by the Board.  Unless otherwise determined by the Board, the Fair Market Value of a Share as of any given date means the closing sales price of a Share as reported in the table entitled “New York Stock Exchange Composite Transactions” contained in The Wall Street Journal (or an equivalent successor table) for the day as of which the valuation is to be made or, if that day is not a trading day, the nearest preceding trading day.

2.11 “Jefferies” means Jefferies Group LLC, a Delaware limited liability company, which was formerly known as Jefferies Group, Inc., a Delaware corporation, as it existed from and after the Spin-off on April 20, 1999 until its conversion to Jefferies in connection with the Merger Transactions.  Prior to the Spin-off, Jefferies was named JEF Holding Company, Inc.

2.12 “Jefferies Board” means the Board of Directors of Jefferies.

2.13 “Merger Transactions” means the transactions described in the Joint Proxy Statement/Prospectus dated January 28, 2013 issued by the Company and Jefferies, which transactions were effective on March 1, 2013, by which Jefferies became a wholly owned subsidiary of the Company.  References to the “first merger” and “second merger” as components of the Merger Transactions means the first merger and second merger as described in such Joint Proxy Statement/Prospectus.

2.14 “Option” means the right, granted to a Participant under Section 6 or 8, to purchase a specified number of Shares at the specified exercise price for a specified period of time under the Plan.  All Options will be non-qualified stock options.

2.15 “Other Director Compensation” means fees payable to a director of the Company or Jefferies in his or her capacity as such, other than Retainer Fees, for attending meetings and other service on the Board or Jefferies Board or service on any Board committee or Jefferies Board committee.

2.16 “Participant” means any person who has been granted an Option which remains outstanding, has been granted Restricted Stock that is not yet vested, has Deferred Shares or cash credited to his or her Deferral Account, or has elected to defer payment of Retainer Fees and Other Director Compensation in the form of Deferred Shares or cash under the Plan.  In addition, a person who is eligible to participate under Section 5 becomes a Participant at such time as he or she acquires any legal right governed by the terms and conditions of the Plan.

2.17 “Plan Year” means, with respect to a Participant, the period commencing at the time of election of the director at an annual meeting of shareholders (or the election of a class of directors if the Company or Jefferies then has a classified Board of Directors), or the director's initial appointment to the Board or Jefferies Board if not at an annual meeting of shareholders, and continuing until the close of business on the day preceding the next annual meeting of shareholders.  The definition of “Plan Year” will apply separately to service as a director of the Company and to service as a director of Jefferies.  “409A Plan Year” means the calendar year.

2.18 “Predecessor” means Jefferies Group, Inc., a Delaware corporation, as it existed immediately prior to the Spin-off.  (Note:  The Predecessor was named “Jefferies Group, Inc.” until the time of the Spin-off, but it was a different corporation from JEF Holding Company, Inc., the common stock of which was distributed in the Spin-off and which then changed its name to Jefferies Group, Inc.  Except as used in the first sentence of this definition, references in the Plan to “Jefferies Group, Inc.” do not refer to the Predecessor.)

2.19 “Restricted Stock” means Shares granted under Section 7, subject to a risk of forfeiture and restrictions on transfer for a specified period.

2.20 “Retainer Fees” means annual retainer fees payable to a director of the Company or a director of Jefferies in his or her capacity as such for service on the Board or the Jefferies Board and service as chairman of any Board committee or Jefferies Board committee.

2.21 “Retirement” means a Participant's Termination of Service at or after age 65.

2.22 “Shares” means common shares, $1.00 par value per share, of the Company, and such other securities as may be substituted or resubstituted for Shares pursuant to Section 11.2(a).

2.23 “Spin-off” means the distribution of the Common Stock of Jefferies Group, Inc. by the Predecessor to the Predecessor's stockholders, which was part of a transaction approved by the Predecessor's stockholders on April 20, 1999.

2.24 “Termination of Service” has the meaning as defined in Section 11.8.

2.25 “Valuation Date” shall mean the close of business on the last business day of each calendar quarter and, in the case of any final distribution from a Participant's Deferred Cash Account, the day preceding such distribution.

3.  ADMINISTRATION.

3.1  AUTHORITY.  Both the Board and the Administrator (subject to the ability of the Board to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Jefferies Board (or a committee of the Jefferies Board) or the Administrator may perform any function of the Board under the Plan, except for grants of awards under Sections 6 and 7, adoption of material amendments to the Plan under Section 11.5, any actions or determinations that would impose obligations on the Company to potentially deliver Shares or would affect any obligation of the Company relating to Shares (including, under Section 11.2(a)), or other functions from time to time specifically reserved by the Board to itself.  Any actions of the Board, the Jefferies Board or the Administrator with respect to the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, except that any action of the Jefferies Board or the Administrator will not be binding on the Board.  The Board, the Jefferies Board and the Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

3.2  ADMINISTRATOR.  The Administrator shall be the Director of Human Resources and the General Counsel of the Company or such other committee as may be designated by the Board.  In any case in which a director is a member of the Administrator, such director shall not act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan.  No bond or other security need be required of the Administrator or any member thereof in any jurisdiction.

3.3  LIMITATION OF LIABILITY.  Each member of the Board, the Jefferies Board and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company, Jefferies or any of their subsidiaries, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company (including by the Compensation Committee) to assist in the administration of the Plan.  No member of the Board, the Jefferies Board or the Administrator, nor any person to whom ministerial duties under the Plan have been delegated, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company and Jefferies with respect to any such action, determination, or interpretation.

4.  SHARES AVAILABLE UNDER THE PLAN.  The total number of Shares reserved and available for delivery under the Plan since the inception of the Plan in 1999 is 1,620,000,1 subject to adjustment as provided in Section 11.2 (this reflects stock splits from April 20, 1999 through March 1, 2013 and adjustment for the Merger Transactions); provided, however, that each share of Jefferies common stock delivered upon exercise or in settlement of an award under the Plan before the Merger Transactions shall be counted as 0.81 of a Share for purposes of calculating Shares available under this Section 4, subject to further adjustment as provided in Section 11.2(a).  Shares that may be delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares acquired in the market for the account of a Participant.  For purposes of the Plan, Shares that may be purchased upon exercise of an Option or distributed in settlement of Deferred Shares will not be considered to be available after such Option has been granted or Deferred Share credited, except for purposes of delivery in connection with such Option or Deferred Share; provided, however, that, if an Option expires for any reason without having been exercised in full or Deferred Shares or Shares of Restricted Stock are forfeited or cancelled, the Shares subject to the unexercised portion of such Option or to the forfeited or cancelled Deferred Shares or Restricted Stock will again be available for delivery under the Plan.

5.  ELIGIBILITY.  Each non-employee director of the Company or non-employee director of Jefferies who is paid fees for service on the Board or a Board committee or the Jefferies Board or a Jefferies Board committee may participate in the Plan, subject to the terms hereof; provided, however, that Participants in the Plan immediately before the second merger component of the Merger Transactions will be eligible to participate in the Plan for purposes of the Company assuming outstanding awards and otherwise in respect of their existing rights under the Plan; and provided further, that a Participant who ceases to be eligible under this Section 5 may receive further credits on Account balances in accordance with the Plan.  No person other than those specified in this Section 5 will be eligible to participate in the Plan.  The Administrator will notify each person of his or her eligibility to participate in the Plan on an elective basis not later than 15 days (or such other period as may be determined by the Administrator) prior to any deadline for filing an election form.

6.  INITIAL AND ANNUAL GRANTS OF OPTIONS.  Options shall be granted to non-employee directors who are eligible under Section 5 in accordance with policies established from time to time by the Board specifying the classes of directors to be granted Options, the number of Shares to be subject to each Option, and the time or times at which such Options shall be granted; provided, however, that the maximum number of Shares that may be subject to Options granted to a director in a given fiscal year under this Section 6 (i.e., without a corresponding reduction in fees) for service on the Board shall be 32,400 and for service on the Jefferies Board shall be 32,400 (this reflects stock splits from April 20, 1999 through March 1, 2013 and adjustment for the Merger Transactions),

___________________________
1 Of this number, 487,838 shares remained reserved and available for future grants at June 5, 2013.

subject in each case to adjustment as provided in Section 11.2(a).

6.1  GRANT POLICY -- OPTION GRANTS.  The policy with respect to grants of Options under this Section 6 shall be established, modified and/or revoked from time to time by the Board.

6.2  TERMS OF OPTIONS GRANTED UNDER SECTION 6.  Each Option granted under this Section 6 shall be subject to the following terms and conditions:

(a) EXERCISE PRICE.  The exercise price per Share purchasable under an Option will be equal to 100% of the Fair Market Value of a Share on the date of grant of the Option.

(b) OPTION TERM.  Each Option shall expire at the end of a term fixed by the Board, not longer than ten years after the date of grant, or at such earlier date as the Option may no longer be exercised and cannot, by its terms, thereafter become exercisable.  The Board may establish terms regarding the and post-termination exercise periods, if any.

(c) VESTING AND EXERCISABILITY.  The Board may establish terms regarding the times at which Options shall become vested and exercisable.

(d) PAYMENT.  The exercise price of an Option shall be paid to the Company either in cash or by the surrender of Shares (which may include Shares otherwise deliverable to the Participant upon exercise of the Option), or any combination thereof, or in such other form or manner as may be established by the Board; provided, however, that, unless otherwise determined by the Board, Shares shall not be surrendered in payment of the exercise price if such surrender would result in additional accounting expense to the Company.

7.  GRANTS OF DEFERRED SHARES AND RESTRICTED STOCK.  Deferred Shares and/or Restricted Stock shall be granted to non-employee directors who are eligible under Section 5 in accordance with policies established from time to time by the Board specifying the classes of directors to be granted such awards, the number of Deferred Shares or shares of Restricted Stock to be granted, and the time or times at which such awards shall be granted; provided, however, that the maximum number of Deferred Shares and shares of Restricted Stock that may be granted to a director in a given fiscal year under this Section 7, without a corresponding reduction in fees, for service on the Board shall be 12,000 and for service on the Jefferies Board shall be 12,000, subject in each case to adjustment as provided in Section 11.2(a).  Awards of Deferred Shares and Restricted Stock, as adjusted in connection with the Merger Transactions and assumed by the Company (see Section 11.2(b)), shall not be counted against the limitation set forth in the preceding sentence.

7.1  GRANT POLICY.  The policy with respect to grants of awards under this Section 7 shall be established, modified and/or revoked from time to time by the Board.

7.2  TERMS OF DEFERRED SHARES AND RESTRICTED STOCK GRANTED UNDER SECTION 7.  Deferred Shares granted under this Section 7 shall be subject to the terms and conditions of Deferred Shares specified in Sections 9.2, 9.3, and 9.4 (including the requirement that any Deferred Shares granted or vested in 2005 or thereafter comply with Code Section 409A), unless otherwise determined by the Board.  Deferred Shares and Restricted Stock granted under this Section 7 shall also be subject to the following additional terms and conditions:

(a) VESTING AND FORFEITURE.  The Board may establish terms regarding the times at which Deferred Shares and Restricted Stock shall become vested and non-forfeitable.  Unless otherwise determined by the Board, an award granted under this Section 7 shall be subject to the following terms: Such award, if not previously forfeited, shall become vested and non-forfeitable as to one-third of the number of Deferred Shares or shares of Restricted Stock at the close of business on the day preceding each of the three annual meetings of shareholders of the Company or Jefferies (as the case may be) following the date of grant of such award, rounded to the nearest number of whole shares; provided, however, that if such award was not previously vested or forfeited, it shall vest and become non-forfeitable on an accelerated basis upon the Participant's Termination of Service due to death, Disability or Retirement (settlement shall remain subject to Section 9.4, however).  Unless otherwise determined by the Board, an award of Deferred Shares or Restricted Stock not previously vested or forfeited will cease to vest and will be forfeited upon the Participant's Termination of Service for any reason other than death, Disability or Retirement.

(b) DEFERRED SHARES CREDITED AS A RESULT OF DIVIDEND EQUIVALENTS.  Unless otherwise determined by the Board, Deferred Shares credited as a result of dividend equivalents under Section 9.2 shall be subject to the same terms, including risk of forfeiture, as the Deferred Shares with respect to which the dividend equivalents were credited.

(c) DIVIDENDS ON RESTRICTED STOCK.  Unless otherwise determined by the Board, dividends on Restricted Stock declared and paid prior to the lapse of the risk of forfeiture on such Restricted Stock shall be automatically reinvested in additional Shares of Restricted Stock, which shall be subject to the same terms, including risk of forfeiture, as the Restricted Stock on which the dividend was paid.

(d) AWARDS NONTRANSFERABLE.  Deferred Shares and Restricted Stock shall be nontransferable by the Participant at any time that the award remains subject to a risk of forfeiture, except upon death in accordance with Section 11.1.

(e) CONSIDERATION FOR RESTRICTED STOCK.  If shares to be granted as Restricted Stock are not treasury shares, the Board or Administrator may impose additional conditions upon the grant of the Restricted Stock, possibly including a requirement that cash consideration be paid by the Participant, if and to the extent necessary to ensure that the Company will receive lawful consideration equal to the aggregate par value of the Shares being granted as Restricted Stock.

8. DEFERRAL OF FEES IN DEFERRED SHARES AND DEFERRED CASH.  Each director who is eligible under Section 5 may elect, in accordance with Section 8.1, to defer receipt of Retainer Fees and Other Director Compensation in the form of Deferred Shares under Section 8.3 or deferred cash under Section 8.4.

8.1  ELECTIONS.  A director shall elect to participate and the terms of such participation by filing an election with the Company or Jefferies prior to the beginning of a 409A Plan Year or, in the case of a director commencing service with the Company or Jefferies such that he or she initially becomes eligible to participate hereunder after the beginning of the 409A Plan Year, prior to his or her commencement of service, or at such other date compliant with Exhibit A to the 2003 Incentive Compensation Plan and/or compliant with Section 9.6(a)(ii) of the 2003 Incentive Compensation Plan as may be specified by the Administrator, provided that any date so specified shall ensure effective deferral of taxation (including under Code Section 409A) and otherwise comply with applicable laws.

(a) EFFECT AND IRREVOCABILITY OF ELECTIONS.  Elections shall be deemed continuing, and therefore applicable to Plan Years or 409A Plan Years after the initial Plan Year or 409A Plan Year covered by the election, until the election is modified or superseded by the Participant.  Elections to participate (including the amount of any deferrals), other than those elections subject to Section 9.4, shall become irrevocable with respect to a given Plan Year or 409A Plan Year at the commencement of the Plan Year/409A Plan Year to which an election relates, unless the Administrator specifies a different time (which in no event may be later than the permitted deadline for filing an election to defer).  Elections relating to the time of settlement of a Deferral Account shall become irrevocable at the time specified in Section 9.4.  Elections may be modified or revoked by filing a new election prior to the time the election to be modified or revoked has become irrevocable.  The latest election filed with the Administrator shall be deemed to revoke all prior inconsistent elections that remain revocable at the time of filing of the latest election.

(b) MATTERS TO BE ELECTED.  The Administrator will provide a form of election which will permit a director to make appropriate elections with respect to all relevant matters under this Section 8.

(c) TIME OF FILING ELECTIONS.  An election must be received by the Administrator prior to the applicable deferral election deadline.  Under no circumstances may a Participant defer compensation to which the Participant has attained, at the time of deferral, a legally enforceable right to current receipt of such compensation.

8.2           [Reserved]

8.3  DEFERRAL OF RETAINER FEES AND OTHER DIRECTOR COMPENSATION IN THE FORM OF DEFERRED SHARES.  If a Participant has validly elected to defer receipt of a specified amount of Retainer Fees or Other Director Compensation in the form of Deferred Shares, a number of Deferred Shares shall be credited to the Participant's Deferred Share Account, as of the date such Retainer Fees or Other Director Compensation otherwise would have been payable to the Participant but for such election to defer, equal to (i) such amount otherwise payable divided by (ii) the Fair Market Value of a Share at that date.  Deferred Shares credited under this Section 8.3 shall be subject to the terms and conditions of Deferred Shares specified in Sections 9.2, 9.3, and 9.4.  The right and interest of each Participant in Deferred Shares credited to the Participant's Deferred Share Account under this Section 8.3 at all times will be nonforfeitable.

8.4 DEFERRAL OF RETAINER FEES AND OTHER DIRECTOR COMPENSATION IN THE FORM OF DEFERRED CASH.  If a Participant has validly elected to defer receipt of a specified amount of Retainer Fees or Other Director Compensation in the form of deferred cash, an amount equal to such specified amount shall be credited to the Participant's Deferred Cash Account as of the date such Retainer Fees or Other Director Compensation otherwise would have been payable to the Participant but for such election to defer.  As of the close of business on each Valuation Date, interest shall be credited to such Deferred Cash Account in an amount equal to the average daily balance in such Deferred Cash Account since the last Valuation Date multiplied by the interest rate as specified by the Board and applicable to the period since the last Valuation Date.  The policy with respect to the interest rate under this Section 8.4, effective as of March 1, 2013, shall be to credit interest at the prime interest rate of a single large bank as published in The Wall Street Journal and effective at the beginning of a Plan Year; provided that the Board or the Jefferies Board can modify this policy and specify a different interest rate applicable to the Deferred Cash Accounts of its non-employee directors.  The right and interest of each Participant relating to his or her Deferred Cash Account at all times will be nonforfeitable.

9.  OTHER DEFERRALS AND TERMS OF DEFERRAL ACCOUNTS.

9.1  [Reserved.]

9.2  DIVIDEND EQUIVALENTS ON DEFERRED SHARES.  Dividend equivalents will be credited on Deferred Shares credited to a Participant's Deferred Share Account as follows, unless the Board determines to credit dividend equivalents in an alternative form deemed to be equitable by the Board.

(a) CASH AND NON-SHARE DIVIDENDS.  If the Company declares and pays a dividend on Shares in the form of cash or property other than Shares, then a number of additional Deferred Shares shall be credited to a Participant's Deferred Share Account as of the payment date for such dividend equal to (i) the number of Deferred Shares credited to the Account as of the record date for such dividend, multiplied by (ii) the amount of cash plus the Fair Market Value of any property other than shares actually paid as a dividend on each share at such payment date, divided by (iii) the Fair Market Value of a Share at such payment date; provided, however, that on and after March 1, 2013, dividend equivalents relating to cash dividends will be credited solely as cash credits, unless otherwise determined by the Board.

(b) SHARE DIVIDENDS AND SPLITS.  If the Company declares and pays a dividend on Shares in the form of additional Shares, or there occurs a forward split of Share, then a number of additional Deferred Shares shall be credited to the Participant's Deferred Share Account as of the payment date for such dividend or forward Share split equal to (i) the number of Deferred Shares credited to the Account as of the record date for such dividend or split multiplied by (ii) the number of additional Shares actually paid as a dividend or issued in such split in respect of each Share.

9.3  REALLOCATION OF ACCOUNTS.  A Participant shall have no right to have amounts credited as cash to the Participant's Deferred Cash Account reallocated or switched to his or her Deferred Share Account or amounts credited to the Participant's Deferred Share Account reallocated or switched to his or her Deferred Cash Account, unless otherwise determined by the Board.

9.4  ELECTIONS AS TO SETTLEMENT.  Each Participant, while still a director of the Company or Jefferies (as the case may be), shall file an election with the Administrator specifying the time or times at which the Participant's Deferral Account will be settled, following the Participant's Termination of Service, and whether distribution will be in a single lump sum or in a number of annual installments not exceeding ten; provided, however, that, if no valid election has been filed as to the time of settlement of a Participant's Deferral Account or any portion thereof, such Deferral Account or portion thereof shall be distributed in a single lump sum on the first business day of the year following the year in which the Participant’s Termination of Service occurs.  If installments are elected, such installments must be annual installments commencing not later than the first year following the year in which the Participant’s Termination of Service occurs (on such annual installment date as may be specified by the Administrator) and extending over a period not to exceed ten years.

(a) MATTERS COVERED BY ELECTION.  Subject to the terms of the Plan, the Administrator shall determine whether all deferrals under the Plan must be subject to a single election as to the time or times of settlement, or whether settlement elections may relate separately to a Company subaccount or a Jefferies subaccount, to a specified subaccount (i.e., the Deferred Share Account or the Deferred Cash Account) and/or a specified Plan Year or 409A Plan Year.  If the Administrator permits elections to relate to a specified Plan Year or 409A Plan Year, such election shall apply to the amounts originally credited to the specified subaccount in respect of such Plan Year or 409A Plan Year and to any additional amounts credited as dividend equivalents or interest in respect of such originally credited amounts and previously credited additional amounts.

(b) MODIFYING ELECTIONS.  A Participant may modify a prior election as to the time at which a Participant's Deferral Account (including a specified subaccount) will be settled at any time prior to the Participant’s Termination of Service, subject to such requirements as may be specified by the Administrator.  Such modification shall be made by filing a new election with the Administrator.  The foregoing notwithstanding, elections under this Section 9.4 shall not be permitted, including elections which would have the effect of advancing the time of settlement of any portion of the Deferral Account, if permitting such an election would result in constructive receipt by the Participant of compensation in respect of the Participant's Deferral Account prior to the actual settlement of such Deferral Account.

(c) COMPLIANCE RULES FOR CODE SECTION 409A.  2005-and-Later Accounts, including any award granted under Section 7 and credited thereto but only to the extent that such award constitutes a deferral of compensation under Code Section 409A, shall be subject to the terms of Section 9.6 of the 2003 Incentive Compensation Plan (treating such a 2005-and-Later Account as a “409A Award”), including the following:

•
If any distribution is triggered by a Termination of Service, only a separation from service within the meaning of Treasury Regulation § 1.409A-1(h) shall qualify.  For this purpose, continued service as an employee as described in Section 11.8 shall be taken into account in determining whether the Participant has had a separation from service.

•
Settlement may only occur in accordance with Section 9.6(a)(iii) of the 2003 Incentive Compensation Plan, and the six-month delay rule of Section 9.6(a)(iii)(B) will apply in accordance with its terms.

•	Acceleration of settlement will be limited as specified in Section 9.6(a)(iv) of the 2003 Incentive Compensation Plan.

•
Each vesting tranche of Deferred Shares subject to a substantial risk of forfeiture (and any pro rata portion that would vest upon a termination or other event as of December 31 of a given year, and the remaining portion that would not so vest) will be deemed a separate payment for purposes of Code Section 409A.

•
The provisions of Section 9.6 of the 2003 Incentive Compensation Plan shall be further restrictions under this Plan applicable to any right hereunder which constitutes a deferral of compensation under Code Section 409A (excluding a grandfathered deferral).

•
Any restriction imposed on Deferred Shares solely to ensure compliance with Section 409A shall not be applied to a Deferred Share that is not a deferral of compensation under Code Section 409A except to the extent necessary to preserve the status of such Deferred Share as not a deferral under Code Section 409A.

•
If any mandatory term required for a 2005-and-Later Account to avoid tax penalties under Section 409A is not otherwise explicitly provided under this Plan or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

9.5  ELECTION FORMS.  Elections under the Plan shall be made in writing on such form or forms as may be specified from time to time by the Administrator.

9.6  [Reserved]

9.7  STATEMENTS.  The Administrator will furnish statements to each Participant reflecting the amount credited to a Participant's Deferral Account, transactions therein, and other related information no less frequently than once each calendar year.

9.8  FRACTIONAL SHARES.  The amount of Deferred Shares credited to a Deferred Share Account shall include fractional shares calculated to at least three decimal places.

10.  SETTLEMENT OF DEFERRAL ACCOUNTS.  The Company and/or Jefferies will settle a Participant's Deferral Account by making one or more distributions to the Participant (or his or her Beneficiary, following Participant's death) at the time or times, in a lump sum or installments, as specified in the Participant's election(s) filed in accordance with Section 9.4; provided, however, that a Deferral Account will be settled at times earlier than those specified in such election in accordance with Sections 10.2 and 10.3.

10.1  FORM OF DISTRIBUTION.  Distributions in respect of a Participant's Deferred Share Account shall be made only in Shares, together with cash in lieu of any fractional share remaining at a time that less than one whole Deferred Share is credited to such Deferred Share Account.  Shares may be delivered in certificate form to a Participant (or his or her Beneficiary) or to a nominee for the account of the Participant (or his or her Beneficiary), or in such other manner as the Administrator may determine.  Distributions in respect of a Participant's Deferred Cash Account shall be made only in cash.

10.2  DEATH.  If a Participant has a Termination of Service due to death or dies prior to distribution of all amounts from his or her Deferral Account, the Company shall make a single lump-sum distribution to the Participant's Beneficiary.  Any such distribution shall be made as soon as practicable following notification to the Company of the Participant's death, provided that, in the case of a 2005-and-Later Account, such distribution shall be made on the 30th day after death.

10.3  FINANCIAL EMERGENCY AND OTHER PAYMENTS.  Other provisions of the Plan notwithstanding, if, upon the written application of a Participant, the Board determines that the Participant has a financial emergency of such a substantial nature and beyond the Participant's control that payment of amounts previously deferred under the Plan is warranted, the Board may direct the payment to the Participant of all or a portion of the balance of a Deferral Account and the time and manner of such payment; provided, however, that payments from the 2005-and-Later Account shall be made only in compliance with Section 9.6(a)(iv)(A) and (v)(D) of the 2003 Incentive Compensation Plan.

11.  GENERAL PROVISIONS.

11.1  LIMITS ON TRANSFERABILITY.  Options, Deferred Shares, Restricted Stock and all other rights under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution, or to a Beneficiary in the event of a Participant's death, and will not otherwise be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any Participant or his or her Beneficiary.  Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.  The foregoing notwithstanding:

(i)
The Administrator may permit a Participant to transfer Options, Deferred Shares, and related rights to one or more trusts, partnerships, or family members during the lifetime of the Participant solely for estate planning purposes, but only if and to the extent then consistent with the registration of any offer and sale of shares related thereto on Form S-8, Form S-3, or such other registration form of the Securities and Exchange Commission as may then be permitted to be filed with respect to the Plan, and subject to clause (ii) below; provided, however, that transfers to third parties for value shall not be permitted; and

(ii)
Any amount credited to the Participant's 2005-and-Later Account (including any award) shall be subject to the limitation on transferability specified in Section 9.6(a)(vii) of the 2003 Incentive Compensation Plan.

The Company may rely upon the beneficiary designation last filed in accordance with this Section 11.1.

11.2  ADJUSTMENTS.

(a)  GENERALLY.  In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, Share dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of a Participant's rights under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of Shares reserved and available for delivery under the Plan and to be subject to Options, Deferred Shares, and Restricted Stock thereafter granted or credited, including the specified number of previously issued Jefferies Group, Inc. shares counted against the reserved and available Shares, (ii) the number of Shares subject to Options automatically granted under any policy under Section 6.1, the number of Deferred Shares and/or Shares of Restricted Stock automatically granted under any policy under Section 7.1, and the maximum number of Shares that may be subject to Options granted to a director in a single fiscal year under Section 6 or subject to Restricted Stock or Deferred Shares granted to a director in a single fiscal year under Section 7, (iii) the number and kind of Shares deliverable upon exercise of outstanding Options, and the exercise price per Share thereof (provided that no fractional shares will be delivered upon exercise of any Option), (iv) the number and kind of Shares to be delivered upon settlement of outstanding Deferred Shares (taking into account any Deferred Shares credited as dividend equivalents under Section 9.2), and (v) the number and kind of Shares outstanding as Restricted Stock.  Upon the occurrence of an event constituting an “equity restructuring” as defined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 with respect to Shares, each Participant shall have a legal right to the equitable adjustment to Options, Deferred Shares and Restricted Stock (including Deferred Shares credited to his or her Deferral Account), with the manner of such adjustment to be determined by the Board.

(b)  LIMITATIONS RELATING TO ASSUMPTION OF THE PLAN IN CONNECTION WITH THE MERGER TRANSACTIONS.  The terms and conditions of the Plan are subject to all limitations under Section 303A.08 and other provisions of the Listed Company Manual of the New York Stock Exchange applicable to an equity compensation plan assumed in a merger, including limitations on eligibility (see Section 4) and limitations on the number of Shares issuable (see Section 5) under the assumed Plan.

(c)  JEFFERIES OBLIGATIONS.  Other provisions of the Plan notwithstanding, obligations relating to Deferred Cash Accounts existing at the time of the Merger Transactions, including credited after the Merger Transactions with respect to such Deferred Cash Accounts, shall be the exclusive obligations of Jefferies and not obligations of the Company.

11.3  RECEIPT AND RELEASE.  Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation deferred and relating to the Deferral Account to which the payments relate against the Company, Jefferies, the Board, the Jefferies Board or the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.  In the case of any payment under the Plan of less than all amounts then credited to a Deferral Account in the form of Deferred Shares, the amounts paid shall be deemed to relate to the Deferred Shares credited to the Account at the earliest time.

11.4  COMPLIANCE.  The Company and Jefferies shall have no obligation to settle any Deferral Account of a Participant (in any form) until all legal and contractual obligations of the Company and Jefferies relating to establishment of the Plan and such settlement shall have been complied with in full.  In addition, the Company and Jefferies shall impose such restrictions on Shares delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the New York Stock Exchange or any other stock exchange or automated quotation system upon which the Shares are then listed or quoted, any state securities laws applicable to such a transfer, any provision of the Company's Restated Certificate of Incorporation, as amended, or Amended and Restated By-laws, as amended, or any other law, regulation, or binding contract to which the Company or Jefferies or their subsidiaries is a party.

11.5  CHANGES TO THE PLAN AND AWARDS.  The Board may amend, suspend, discontinue, or terminate the Plan or the authority to grant awards under the Plan without the consent of shareholders or Participants, except that any amendment shall be subject to the approval of the Company's shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such amendments to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under any award theretofore granted.  The Board may amend, suspend, discontinue, or terminate any award theretofore granted and any award agreement relating thereto; provided, however, that no such amendment may reduce the exercise price of an outstanding Option (except as authorized under Section 11.2) or provide for award terms that the Plan would not then permit for a newly granted award; and provided further, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant under such award.  The foregoing notwithstanding, the Board may, in its sole discretion, terminate the Plan (in whole or in part) and, and may distribute to any Participant (in whole or in part, and whether or not in connection with a termination of the Plan) the amounts credited to the Participant's Deferral Account, subject to Section 9.4(c).  Other provisions of the Plan notwithstanding, without the prior approval of shareholders, no action may be taken to amend or replace any previously granted Option (or options or stock appreciation rights granted under any other plan) in a transaction that constitutes a “repricing,” as that term is defined in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange (this includes a reduction in exercise price or any cancellation of such an award at a time when its exercise price exceeds the fair market value of the underlying Shares in exchange for another Option, any other award or cash).

11.6  UNFUNDED STATUS OF PLAN; CREATION OF TRUSTS.  The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company or Jefferies (as the case may be) for payment hereunder.  With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company or Jefferies; provided, however, that the Board or Jefferies Board may authorize the creation of trusts or make other arrangements to meet the Company's or Jefferies's obligations under the Plan, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Board or Jefferies Board otherwise determines with the consent of each affected Participant.  The establishment and maintenance of, or allocations and credits to, the Deferral Account of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of any trust.

11.7  OTHER PARTICIPANT RIGHTS.  No Participant shall have any of the rights or privileges of a shareholder of the Company under the Plan, including as a result of the grant of an Option or crediting of Deferred Shares or other amounts to a Deferral Account, or the creation of any Trust and deposit of Shares therein, except at such time as such Option may have been duly exercised or Shares may be actually delivered in settlement of a Deferral Account, except that a Participant granted Restricted Stock shall have rights of a shareholder except to the extent that those rights are limited by the terms of the Plan and the agreement relating to the Restricted Stock.  No provision of the Plan, document relating to the Plan, or transaction hereunder shall confer upon any Participant any right to continue to serve as a director of the Company or Jefferies or in any other capacity with the Company or a subsidiary or to be nominated for reelection as a director, or interfere in any way with the right of the Company or Jefferies to increase or decrease the amount of any compensation payable to such Participant.  Subject to the limitations set forth in Section 11.1, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

11.8  TERMINATION OF SERVICE AFTER MERGER TRANSACTIONS; CONTINUED SERVICE AS AN EMPLOYEE.  After the Merger Transactions, for purposes of the Plan other than Section 8.2, a director will be deemed to have a “Termination of Service” only at such time as he or she is not a director of the Company and is not a director of Jefferies, except as otherwise provided in Treasury Regulation Section 1.409A-1(h)(5) in respect of Deferral Accounts other than Grandfathered Accounts; provided, however, that if a Participant ceases to serve as a director of the Company or Jefferies and, immediately thereafter, is employed by the Company or any subsidiary, then such Participant will not be deemed to have had a Termination of Service (including any termination of service as chair or as a member of a Board committee) at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service as a director or chair or a member of a Board committee, except as otherwise provided in Treasury Regulation Section 1.409A-1(h)(5) in respect of Deferral Accounts other than Grandfathered Accounts; provided further that, for purposes of Section 5, if such person is not serving as a director of the Company or Jefferies he or she will not be eligible for further grants of awards.

11.9  GOVERNING LAW.  The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any agreement under the Plan will be determined in accordance with the laws of the State of New York (including those governing contracts) of the State of New York, without giving effect to principles of conflicts of laws, and applicable federal law.

11.10  LIMITATION.  A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in value of Options, Restricted Stock or a Deferral Account and none of the Company, the Board, Jefferies, the Jefferies Board and the Administrator shall be liable or responsible therefor.

11.11  CONSTRUCTION.  The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan.  Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

11.12  SEVERABILITY.  In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

11.13  NONEXCLUSIVITY OF THE PLAN.  The adoption of the Plan by the Board shall not be construed as creating any limitation on the power of the Board or the Jefferies Board to adopt such other compensatory arrangements for directors of the Company or Jefferies as either may deem desirable.

11.14  EFFECTIVE DATE, SHAREHOLDER APPROVAL, AND PLAN TERMINATION.  The Plan became effective on April 20, 1999.  Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company and Jefferies have no further rights or obligations under the Plan with respect to outstanding Options or other awards or Deferral Accounts under the Plan.  This amendment and restatement of the Plan became effective as of July 25, 2013.